UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2015

Taxus Cardium Pharmaceuticals Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 14, 2015 Taxus Cardium Pharmaceuticals Group, Inc. (the “Company”) appointed three new members to its Board of Directors: Mr. Jiayue Zhang, President of Shanxi Taxus Pharmaceuticals Co. Ltd. (“Shanxi Taxus”) and Shenzhen Frontsea Taxus Industry Capital Management; Mr. John F. Wallace, President of Philadelphia Financial Services LLC and former Chairman of the Philadelphia Stock Exchange; and Wei-Wei Zhang, M.D., Ph.D. an international pioneer in the research and commercialization of gene-based therapeutics.

Mr. Jiayue Zhang and Mr. John Wallace were appointed as directors pursuant to the terms of a collaboration agreement dated January 21, 2014 between the Company and Shanxi Taxus. The collaboration agreement with China-based Shanxi Taxus sets a framework for the two companies to assist one another in marketing their respective products the United States and China. The collaboration agreement was entered into concurrently with a Stock Purchase Agreement provided Shanxi Taxus the right to purchase up to $5.0 million of the Company’s common stock. In connection with the financing the Company agreed that, following the closing of $2.0 million in financing, it would increase the size of its board of directors by two members and appoint Mr. Jiayue Zhang and an additional individual with U.S. corporate and financial experience to the Company’s Board of Directors. Mr. Zhang is the Chairman and President of Shanxi Taxus. As of January 8, 2015, Shanxi Taxus had invested an aggregate of $2.3 million in the Company pursuant to the Stock Purchase Agreement and beneficially owned approximately 3.5 million shares or 27.5% of the Company’s currently outstanding common stock on a primary basis.

Additional information concerning each of the directors is as follows:

Mr. Jiayue Zhang is President of Shanxi Taxus Pharmaceuticals Co. Ltd. and Shenzhen Frontsea Taxus Industry Capital Management, which are headquartered in Jinzhong City, Shanxi Providence, China. Shanxi Taxus is focused on the natural resource cultivation and manufacture of paclitaxel as well as other lines of business including natural resource management, retail pharmacy and healthcare product manufacturing. Mr. Zhang also has interests in banking and finance as well as a developing private equity arm. In connection with his investment, Mr. Zhang has also been appointed as Executive Chairman of the Company’s Board of Directors.

Mr. John Wallace is an experienced financial and equity trading services executive. He served as Chairman of the Philadelphia Stock Exchange (PHLX) until its acquisition by NASDAQ, and is currently President of Philadelphia Financial Services LLC. He has been associated with the PHLX since 1964, and during his years of expertise in trading and investment matters he has been an advisor to numerous companies and governments, including in the People’s Republic of China.

Dr. Wei-Wei Zhang is currently Managing Director of Adventin, Inc. a biotechnology services business, and he has played an important role in the discovery, research and commercialization of the first gene therapeutic Gendicine (Adp53) approved by a major world health regulatory authority (the SFDA of the People’s Republic of China) for the treatment of certain forms of cancer. Dr. Zhang has co-founded and led other biotechnology companies in the United States and PRC including Introgen Therapeutics, Shenzhen SBiono Gene Tech, GenStar Therapeutics, GenWay Biotech, Zhuhai Bioinforbody, Adventin, Acrotics and eBioCenter. Prior he was director of molecular biology, a gene therapy unit of Baxter Healthcare.

Consistent with the Company’s Charter and By-laws, directors are elected to one of three classes, each of which has a three year term. Mr. Jiayue Zhang has been elected as a Class I Director, and Mr. Wallace and Dr. Wei-Wei Zhang as Class III Directors. Class I director terms expire in 2016, Class II terms expire in 2017, and Class III directors currently have terms that will expire in 2015.

Each of the directors will be entitled to compensation in accordance with the Company’s director compensation policies in effect from time to time. In addition, the directors will enter into the Company’s standard for of Indemnification Agreement.

Also on January 14, 2015, Dr. Tyler Dylan Hyde resigned from his position as Chief Business Officer of the Company to join a European-based venture in the field of Crispr/Cas gene editing. He continues to serve as a Class II director.

The Company issued a press release announcing the appointment of the new directors on January 15, 2015. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Cooperation Agreement between the Company and Shanxi Taxus (incorporated by reference to the Company’s 8-K filed on March 3, 2014)

10.2	Stock Purchase Agreement between the Company and Shanxi Taxus (incorporated by reference to the Company’s 8-K filed on March 3, 2014)

99.1	Press release issued on January 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: January 15, 2015